Management Statement Regarding Compliance with
             Certain Provisions of the Investment Company Act of 1940



We, as members of management of Firstar Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 30, 1999.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of July 30, 1999 with respect to securities and similar investments reflected in the investment account of the Company, except that for three securities the books of the Company did not agree to the custodian records. In each case the custodian records were determined to be proper and the books of the Company have been subsequently corrected to reflect the proper shares or par value owned.


Firstar Funds, Inc.


By:


/s/Laura Rauman
                                                                    10/12/99
Laura Rauman                                           Date
Vice President


/s/Joe Neuberger
                                                                     10/12/99
Joe Neuberger                                           Date
Assistant Treasurer

fsrfunds\pwcount3.sam